EXHIBIT 99.1

For Immediate Release

Contacts:
Andrew Kaplan	Jonathan Korzen
Chief Financial Officer	Director of Public Relations
(973) 837-2734	(973) 837-2718
akaplan@audible.com	jkorzen@audible.com

AUDIBLE EXPECTS TO REPORT $190,000 ADJUSTMENT TO FOURTH QUARTER EXPENSES; REITERATES 2005 GUIDANCE

Company Files Form 12b-25 Indicating Brief Delay in Filing Form 10-K

WAYNE, N.J., March 17, 2005 -Audible Inc. (NASDAQ: ADBL), the leading provider of digitally delivered spoken word audio, today filed a Form 12b-25 notification of late filing of its annual report on Form 10-K. The Company expects the report to be filed within the next several business days.

The Company’s Form 10-K will contain an adjustment to its fourth quarter financial results. During the Company’s year-end analysis conducted as part of the Sarbanes-Oxley review and audit process, management identified approximately $190,000 of additional expenses, primarily related to its retail customer incentive programs. As result, the Company’s 2004 net income before preferred stock charges is approximately $2.0 million. Free cash flow* was not affected by this adjustment. The Company also plans to afford itself of the 45-day extension for filing the management report on internal controls and the related auditor’s report. The annual report will also disclose the material weaknesses identified by management during the Sarbanes-Oxley review.

“While all of our customers received their $100 rebates pursuant to our successful retail promotion in the fourth quarter, and every retail partner was properly compensated, the Sarbanes-Oxley review and audit processes conducted after our February 15, 2005 earnings announcement uncovered a control issue related to our use of email confirmations to track this expense,” said Donald Katz, Audible’s Chief Executive Officer. “We have fixed this problem and intend to issue an update on our efforts to tighten our internal control processes when we report our first quarter results. The upgrade of our internal control processes will in no way impede the consistent delivery of our audio services to our customers or of revenue streams to our many partners. We also reiterate that our guidance for 2005 remains unchanged.”

* Use of Non-GAAP Measures

Management believes that free cash flow is a useful measure of liquidity because it includes cash provided by operating activities as well as the impact of cash used for investment in property and equipment. However, this non-GAAP measure should be considered in addition to, not as a substitute for, or superior to, net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP.

About Audible.com:
Audible.com, recently named the best consumer Web service by CNet.com, and one of the “Best of Today’s Web” by PC World, features daily audio editions of The Wall Street Journal and The New York Times — available on a subscription basis in time for the morning drive to work each day — as well as Forbes, Harvard Business Review, Scientific American, and Fast Company. The site offers a powerful collection of audiobook best sellers and classics by authors such as Tom Clancy, Stephen King, John Grisham, Janet Evanovich, James Patterson, the Dalai Lama, David McCullough, Stephen Hawking, William Shakespeare, Emily Dickinson, and Jane Austen. There are also speeches, lectures, and on-demand radio programs including Marketplace, All Things Considered, Car Talk, Fresh Air, and This American Life, and original shows such as RobinWilliams@audible.com. All of the programs at audible.com are available for computer-based playback, burning to audio CD, and on-the-go listening using numerous AudibleReady® portable digital audio players offered by leading consumer electronics and computer manufacturers.

About Audible, Inc.:
Audible® (www.audible.com®) is the Internet's leading premium spoken audio source. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices.  Audible has more than 70,000 hours of audio programs from more than 200 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible.com is Amazon.com's and the Apple iTunes Music Store’s pre-eminent provider of spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc. in the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company's key business relationships are Apple Corp., Creative Labs, Hewlett-Packard Company, Microsoft Corporation, palmOne, Inc., PhatNoise Inc., Rio Audio, Sony Electronics, Texas Instruments Inc., and VoiceAge Corporation.

Audible, www.audible.com, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible’s limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings.

###